Exhibit 99

Forest Laboratories, Inc. Finalizes Previously Disclosed Settlement of U.S. Government Investigations and Related Civil Qui Tam Litigation Relating to
Past Sales and Marketing Activities

NEW YORK, September 15, 2010 –– Forest Laboratories, Inc. (NYSE: FRX) today announced that it has finalized a previously reported agreement-in-principle to resolve all aspects of the investigations led by the United States Department of Justice (DOJ) and the United States Attorney’s Office for the District of Massachusetts that began in January 2004 relating to past marketing, sales, and other activities in connection with Celexa®, Lexapro®, and a formulation of Levothroid® that Forest ceased distributing in 2003.  Forest previously disclosed reserves totaling $313 million plus interest in connection with these investigations.  All of the payments described below are covered by such reserves and no additional charge to the company’s earnings will be recorded in connection with the final settlement.

As one part of the resolution, Forest Pharmaceuticals, Inc., a wholly owned subsidiary of Forest Laboratories, Inc., has agreed pursuant to a plea agreement to plead guilty to a single felony charge of obstructing an agency proceeding, which relates to misstatements by certain Forest plant employees to FDA inspectors during a November 2003 plant inspection.  In addition, Forest Pharmaceuticals, Inc. has agreed to plead guilty to two strict liability, no-intent misdemeanor violations of the Food, Drug and Cosmetic Act:  the first misdemeanor involves the distribution of an unapproved new drug, Levothroid®, between August 2001 and August 2003 (following an FDA determination that the levothyroxine supplement drug class required NDA registration); and the second misdemeanor involves the off-label promotion of Celexa® as a treatment for pediatric patients (for which Celexa® had not been approved) between 1998 and 2002.  Neither misdemeanor charge includes as an element false or deceptive conduct.  As part of the resolution of the criminal investigation, Forest has agreed to pay to the United States a fine of approximately $150 million and a forfeiture payment of $14 million.

In addition, as previously disclosed, Forest has agreed to resolve civil claims asserted by DOJ under the False Claims Act and in qui tam lawsuits relating to allegations concerning the distribution of Levothroid® without an NDA between August 2001 and August 2003, and off-label promotion of Celexa® and Lexapro® for pediatric use between 1998 and 2005 (prior to the FDA approval of Lexapro for the treatment of major depressive disorder in adolescents, in March 2009).  The resolution calls for Forest to make payments to the federal government and state Medicaid programs totaling approximately $149 million plus interest.  Forest expressly denies the allegations made in connection with the civil claims being settled.  The civil settlement will resolve the allegations contained in the civil complaint filed by the United States in February 2009, as well as the complaints filed by qui tam relators, and those complaints all will be dismissed.

Also as part of the settlement, Forest has entered into a Corporate Integrity Agreement (CIA) with the Office of Inspector General of the U.S. Department of Health and Human Services.  The CIA requires Forest to maintain its current compliance program and to undertake a set of defined corporate integrity obligations for a period of five years.  The CIA also provides for an independent third-party review organization to assess and report on Forest’s compliance program.

“We are pleased to bring closure to this long-running investigation.  We remain dedicated to ensuring that we operate in full compliance with all laws and regulations, and that our employees uphold the highest principles of integrity, honesty, and ethics.  We have continued to enhance our compliance program since the events at issue in this investigation which occurred a number of years ago.  We will continue to fulfill our corporate mission of developing and delivering pharmaceutical products for the treatment of a variety of serious and life-threatening conditions, and to meet our responsibilities to the patients and healthcare professionals we serve,” said Howard Solomon, Chairman and Chief Executive Officer of Forest.

The settlement and guilty pleas are subject to approval by the U.S. District Court for the District of Massachusetts.

About Forest Laboratories
Forest Laboratories (NYSE: FRX) is a U.S.-based pharmaceutical company with a long track record of building partnerships and developing and marketing products that make a positive difference in people’s lives. In addition to its well-established franchises in therapeutic areas of the central nervous and cardiovascular systems, Forest’s current pipeline includes product candidates in all stages of development and across a wide range of therapeutic areas. The Company is headquartered in New York, NY. To learn more about Forest Laboratories, visit www.FRX.com.

Except for the historical information contained herein, this release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in Forest Laboratories’ Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and any subsequent SEC filings.

SOURCE:  Forest Laboratories, Inc.
CONTACT: Frank J. Murdolo
Vice President - Investor Relations, Forest Laboratories, Inc.
1-212-224-6714
Frank.Murdolo@frx.com

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